Exhibit 10.2

ROCKET TRAVEL, INC.

FIRST AMENDMENT TO
2012 STOCK INCENTIVE PLAN

Rocket Travel, Inc., a Delaware corporation (the “Corporation”) has on the date set forth below adopted this First Amendment to the 2012 Stock Incentive Plan of the Corporation (the “Plan”).

1.    Sections 3(a) and 3(b) of the Plan are amended in their entirety to read:

“3.    Stock Available for Awards
a.    Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock of the Company (the “Common Stock”) that may be issued pursuant to Awards granted under the Plan is 524,321 shares. If any Award expires unexercised or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such shares of Common Stock shall again be available for the grant of Awards under the Plan. Notwithstanding the foregoing, however, the cumulative number of shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 524,321 shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
b.    Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted Awards during any one fiscal year to purchase more than 524,321 shares of Common Stock.”

I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors of the Corporation on November 21, 2013 and approved by the shareholders of the Corporation on November 21, 2013.

            ______________________________
        Harry A. Hanson, III, Secretary